Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts
Investors: Jim Zeumer
(248) 433-4502
jim.zeumer@pultegroup.com

News Media: Travis Parman
(248) 433-4533
travis.parman@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

•	Net New Home Orders Totaled 4,222, Consistent with Prior Year Results

•	Adjusted Gross Margin of 17.2%, Up 30 Basis Points from Q1 2011

•	Q2 Loss of $55 Million, or $0.15 Per Share, Inclusive of $41 Million, or $0.11 Per Share, of Land, Mortgage, Organizational Restructuring and Debt Repurchase Charges

•	Q2 Reorganization Actions Expected to Reduce Overheads by $50 Million Annually

•	Backlog Increased From Prior Year to 5,777 Homes Valued at $1.6 Billion

•	Quarter-End Cash of $1.2 Billion After Repurchase of $53 Million of Debt

•	Company Remains on Track to be Profitable in Second Half of 2011

Bloomfield Hills, MI, July 28, 2011 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter and six months ended June 30, 2011. For the quarter, the Company reported a net loss of $55 million, or $0.15 per share, compared with net income of $76 million, or $0.20 per share, in the prior year.

PulteGroup’s second quarter results included $41 million, or $0.11 per share, of land, mortgage, organizational restructuring and debt repurchase charges. Prior year results included $48 million, or $0.13 per share, of land, mortgage and organizational restructuring charges, offset by a net benefit from income taxes of $82 million, or $0.22 per share.

“The 2011 U.S. housing market continues to operate within the range of expectations we projected at the beginning of the year,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “It is a positive sign that buyer demand appears to have stabilized following expiration of the homebuyer tax credit last spring, but residential construction volumes are at historically low levels and market conditions remain highly competitive. In this operating environment, we are focused on reducing our construction and overhead costs and enhancing our product offerings.”

Dugas continued, “I was pleased with the sequential improvement in our operating performance during the quarter, including a 30 basis point increase in adjusted gross margins and a $4 million reduction in homebuilding SG&A expenses. We also took steps during the quarter to further consolidate our organizational cost structure, which we estimate will result in overhead savings of approximately $50 million annually.”

Second Quarter Results

Revenue from home sales in the second quarter decreased 29% from the prior year to $900 million. Lower revenue for the period was driven by a 28% decrease in closings, combined with a 1% decrease in average selling price to $248,000. Prior year results benefitted from increased demand stimulated by a first-time homebuyer tax credit which expired April 30, 2010.

For the quarter, the Company’s homebuilding operations generated a pre-tax loss of $28 million, compared with pre-tax income of $12 million for the same period last year. Second quarter cost of sales related to home sales totaled $790 million, inclusive of $3 million of land-related charges and $41 million of capitalized interest expense. For the prior year, cost of sales related to home sales was $1.1 billion inclusive of $26 million of land-related charges and $33 million of capitalized interest expense. Excluding land-related charges, interest expense and merger-related costs, home sale gross margin for the second quarter 2011 was 17.2%, unchanged from the prior year and up 30 basis points compared with the first quarter of 2011.

Homebuilding SG&A expense for the quarter, inclusive of $5 million in restructuring costs, of $132 million decreased by $15 million from the comparable prior year period and by $4 million from the first quarter 2011.

Net new home orders for the second quarter were 4,222, which was consistent with the prior year and down 3% compared with the first quarter of 2011. PulteGroup’s quarter-end backlog was up 2% to 5,777 homes with a value of $1.6 billion, compared with a prior year backlog of 5,644 homes with a value of $1.6 billion.

The Company’s financial services operations reported a second quarter pre-tax loss of $17 million, compared with a prior year pre-tax loss of $9 million. Lower loan originations for the quarter, down 32% to 2,217 loans, were due to lower closing volumes in the Company’s homebuilding operations. Mortgage capture rate for the quarter was 77% compared with 76% for the same quarter last year.

Current and prior year results for the Company’s financial services operations included charges of $19 million and $17 million, respectively, related to potential loan repurchase obligations. The Company indicated that it has not experienced a material change in repurchase trends, but recorded the current year adjustment primarily to reflect current expectations that repurchase activity will now extend through 2012 rather than being substantially complete by the end of 2011.

During the second quarter, the Company used available cash to repurchase $53 million of senior debt in open market transactions, resulting in a charge of approximately $3 million. “The investment of our available cash to repurchase these notes, with maturities in 2012 and 2013, represents a cash accretive use of our capital,” said Robert O’Shaughnessy, Executive Vice President and Chief Financial Officer. “We ended the quarter with $1.2 billion of cash, and we will continue to evaluate opportunities to allocate our capital in a manner that is consistent with our goal of improving shareholder returns.”

Six Month Results

For the six months ended June 30, 2011, PulteGroup reported a net loss of $95 million, or $0.25 per share, compared with net income of $64 million, or $0.17 per share, in the prior year period. PulteGroup’s six month results included $45 million, or $0.12 per share, of land, mortgage, organizational restructuring and debt repurchase charges. Prior year results included $60 million, or $0.16 per share, of land, mortgage and organizational restructuring charges, offset by a net benefit from income taxes of $84 million, or $0.22 per share.

Consolidated revenue for the period was $1.7 billion, compared with $2.3 billion for the first six months of 2010.

Revenue from home sales was $1.7 billion for the period, compared with prior year revenue of $2.2 billion. The year-over-year decrease in revenue resulted from a 23% decrease in the number of homes closed to 6,774, combined with a 2% decrease in average selling price to $248,000. Prior year results benefitted from increased demand stimulated by a first-time homebuyer tax credit which expired April 30, 2010.

A conference call discussing PulteGroup’s second quarter 2011 results is scheduled for Thursday, July 28, 2011, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 60 markets located throughout 29 states. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc.

Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Homebuilding
Home sale revenues	$899,763	$1,262,990	$1,682,234	$2,239,796
Land sale revenues	5,068	6,745	6,364	19,731

	904,831	1,269,735	1,688,598	2,259,527
Financial Services	22,381	36,163	43,816	66,729

Total revenues	927,212	1,305,898	1,732,414	2,326,256

Homebuilding Cost of Revenues:
Home sale cost of revenues	789,678	1,104,456	1,474,708	1,954,551
Land sale cost of revenues	3,787	2,563	4,717	11,561

	793,465	1,107,019	1,479,425	1,966,112

Financial Services expenses	39,053	44,772	59,526	69,883
Selling, general, and administrative expenses	138,380	157,415	280,826	318,721
Other expense (income), net	11,668	9,234	15,578	793
Interest income	(1,145)	(2,292)	(2,582)	(5,071)
Interest expense	317	1,018	668	1,500
Equity in (earnings) loss of unconsolidated entities	(1,193)	(5,542)	(2,302)	(5,448)

Income (loss) before income taxes	(53,333)	(5,726)	(98,725)	(20,234)
Income tax expense (benefit)	2,052	(82,029)	(3,814)	(84,049)

Net income (loss)	$(55,385)	$76,303	$(94,911)	$63,815

Per share data:
Net income (loss):
Basic	$(0.15)	$0.20	$(0.25)	$0.17

Diluted	$(0.15)	$0.20	$(0.25)	$0.17

Cash dividends declared	$—	$—	$—	$—

Number of shares used in calculation:
Basic	379,781	378,618	379,663	378,185

Diluted	379,781	380,412	379,663	380,087

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

(Unaudited)

	June 30, 2011	December 31, 2010

ASSETS

Cash and equivalents	$1,075,223	$1,470,625
Restricted cash	128,234	24,601
Unfunded settlements	13,634	12,765
House and land inventory	4,905,123	4,781,813
Land held for sale	128,159	71,055
Land, not owned, under option agreements	30,037	50,781
Residential mortgage loans available-for-sale	148,549	176,164
Investments in unconsolidated entities	41,011	46,313
Goodwill	240,541	240,541
Intangible assets, net	168,898	175,448
Other assets	467,332	567,963
Income taxes receivable	78,864	81,307

	$7,425,605	$7,699,376

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$218,853	$226,466
Customer deposits	84,570	51,727
Accrued and other liabilities	1,448,190	1,599,940
Income tax liabilities	292,002	294,408
Senior notes	3,332,263	3,391,668

Total liabilities	5,375,878	5,564,209

Shareholders’ equity	2,049,727	2,135,167

	$7,425,605	$7,699,376

PulteGroup, Inc.

Consolidating Statements of Cash Flows

($000’s omitted)

(Unaudited)

	For The Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(94,911)	$63,815
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	7,486	33,315
Goodwill impairments	—	1,375
Amortization and depreciation	16,973	24,356
Stock-based compensation expense	11,405	16,485
Equity in (earnings) loss of unconsolidated entities	(2,302)	(5,448)
Distributions of earnings from unconsolidated entities	440	2,015
Loss on debt repurchases	3,537	—
Other, net	1,156	3,130
Increase (decrease) in cash due to:
Restricted cash	307	3,375
Inventories	(180,964)	30,448
Residential mortgage loans available-for-sale	27,590	(66,557)
Income taxes receivable	2,443	868,555
Other assets	90,387	42,814
Accounts payable, accrued and other liabilities	(101,337)	(105,122)
Income tax liabilities	(2,406)	(62,489)

Net cash provided by (used in) operating activities	(220,196)	850,067

Cash flows from investing activities:
Distributions from unconsolidated entities	3,856	3,693
Investments in unconsolidated entities	(3,184)	(19,619)
Net change in loans held for investment	519	(531)
Change in restricted cash related to letters of credit	(103,940)	—
Proceeds from the sale of fixed assets	9,178	1,068
Capital expenditures	(10,848)	(8,698)

Net cash provided by (used in) investing activities	(104,419)	(24,087)

Cash flows from financing activities:
Net repayments (borrowings) under Financial Services credit arrangements	—	57,008
Repayments of other borrowings	(68,831)	(1,464)
Issuance of common stock	—	8,617
Stock repurchases	(1,956)	(1,749)

Net cash provided by (used in) financing activities	(70,787)	62,412

Net increase (decrease) in cash and equivalents	(395,402)	888,392
Cash and equivalents at beginning of period	1,470,625	1,858,234

Cash and equivalents at end of period	$1,075,223	$2,746,626

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(5,915)	$4,412

Income taxes paid (refunded), net	$(3,851)	$(890,109)

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
HOMEBUILDING:
Home sale revenues	$899,763	$1,262,990	$1,682,234	$2,239,796
Land sale revenues	5,068	6,745	6,364	19,731

	904,831	1,269,735	1,688,598	2,259,527

Home sale cost of revenues	(789,678)	(1,104,456)	(1,474,708)	(1,954,551)
Land sale cost of revenues	(3,787)	(2,563)	(4,717)	(11,561)
Selling, general, and administrative expenses	(132,204)	(147,201)	(268,034)	(298,066)
Equity in earnings (loss) from unconsolidated entities	1,164	5,518	2,262	5,407
Other income (expense), net	(8,172)	(9,234)	(12,041)	(793)

Pre-tax income (loss)	$(27,846)	$11,799	$(68,640)	$(37)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(16,643)	$(8,585)	$(15,670)	$(3,113)

OTHER NON-OPERATING:
Net interest income	$828	$1,274	$1,914	$3,571
Selling, general, and administrative expenses	(6,176)	(10,214)	(12,792)	(20,655)
Other income (expense), net	(3,496)	—	(3,537)	—

Pre-tax income (loss)	$(8,844)	$(8,940)	$(14,415)	$(17,084)

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Home sale revenues	$899,763	$1,262,990	$1,682,234	$2,239,796

Unit settlements:
East	1,067	1,496	2,004	2,717
Gulf Coast	1,389	1,766	2,576	3,017
West	1,177	1,768	2,194	3,091

	3,633	5,030	6,774	8,825

Average selling price	$248	$251	$248	$254

Net new orders: (a)
East	1,241	1,203	2,471	2,394
Gulf Coast	1,487	1,309	3,271	2,860
West	1,494	1,706	2,825	3,284

	4,222	4,218	8,567	8,538

Net new orders - dollars (a)(b)	$1,115,490	$1,148,325	$2,209,123	$2,238,910

Unit backlog:
East			1,754	1,745
Gulf Coast			2,164	1,924
West			1,859	1,975

			5,777	5,644

Dollars in backlog			$1,583,452	$1,576,537

(a)	During the first quarter of 2010, we revised our criteria for recognizing new orders to include the additional requirement of customer preliminary loan approval. This change resulted in a reduction of approximately 450 units and $110.0 million in our reported net new orders and backlog in the first quarter of 2010. We reversed this methodology in the fourth quarter of 2010 as the revised process was not providing a significant benefit for either our operations or our customers.
(b)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
MORTGAGE ORIGINATIONS:
Origination volume	2,217	3,243	4,082	5,568

Origination principal	$435,921	$666,930	$813,893	$1,165,073

Capture rate percentage	77%	76%	77%	76%

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Interest in inventory, beginning of period	$344,754	$281,261	$323,379	$239,365
Interest capitalized	55,946	67,289	112,137	136,185
Interest expensed	(41,894)	(37,928)	(76,710)	(64,928)

Interest in inventory, end of period	$358,806	$310,622	$358,806	$310,622

Interest incurred	$55,946	$67,878	$112,137	$136,774

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments, interest expense, and merger-related costs, which is considered a non-GAAP financial measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measures to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to home sale gross margin, a GAAP financial measure, which management believes to be the GAAP financial measure most directly comparable to this non-GAAP financial measure ($000’s omitted):

	Three Months Ended		Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2011	June 30, 2010
Home sale revenues	$899,763	$782,471	$899,763	$1,262,990
Home sale cost of revenues	(789,678)	(685,030)	(789,678)	(1,104,456)

Home sale gross margin	110,085	97,441	110,085	158,534
Add:
Impairments (a)	2,046	41	2,046	20,354
Capitalized interest amortization (a)	41,894	34,816	41,894	37,928
Merger-related costs (b)	366	280	366	514

Home sale gross margin excluding impairments, interest expense, and merger-related costs	$154,391	$132,578	$154,391	$217,330

Home sale gross margin as a percentage of home sale revenues	12.2%	12.5%	12.2%	12.6%
Home sale gross margin excluding impairments, interest expense, and merger-related costs as a percentage of home sale revenues	17.2%	16.9%	17.2%	17.2%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.